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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G

         UNDER THE: SECURITIES EXCHANGE ACT OF 1934 (Amendment No. _)


                       C-bridge Internet Solutions, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)


                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  12500B-10-5
--------------------------------------------------------------------------------
                                (CUSIP Number)


                               December 31, 1999
--------------------------------------------------------------------------------
             Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               [ ] Rule 13d-l(b)
                               [ ] Rule 13d-l(c)
                               [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP No. 12500B-10-5             Page 2 of 5


1 NAME OF REPORTING PERSON: Butterfield Trust (Bermuda) Limited a/c 1339686 I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
           N/A
           (a) [_]
           (b) [_]

3          SEC USE ONLY

4          CITIZENSHIP OR PLACE OF ORGANIZATION
           Bermuda

NUMBER OF                           5    SOLE VOTING POWER
SHARES BENEFICIALLY OWNED BY             2,290,750
EACH
REPORTING                           6    SHARED VOTING POWER
PERSON
WITH                                7    SOLE DISPOSITIVE POWER
                                         2,290,750

                                    8    SHARED DISPOSITIVE POWER

9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           2,290,750

10         CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:


11         PERCENT OF CLASS REPRESENTED BY AMOUNT SHOWN IN ROW (9):
           13.2%

12         TYPE OF REPORTING PERSON (See Instructions)
           Trustee - Other - OO

                                       2
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CUSIP No. 12500B-10-5             Page 3 of 5


ITEM 1.

(a)        Name of Issuer:

           C-Bridge Internet Solutions, Inc.

(b)        Address of Issuer's Principal Executive Offices
           219 Vassar Street, Cambridge, MA 02139


ITEM 2.

(a)        Name of Person Filing:
           Butterfield Trust (Bermuda) Limited a/c 1339686

(b)        Address of Principal Business Office or, if none, Residence:
           65 Front Street, Hamilton, Bermuda

(c)        Citizenship:  Bermuda

(d)        Title of Class of Securities:

           Common Stock

(e)        CUSIP Number:
           12500B-10-5

ITEM 3.           N/A

ITEM 4.                      OWNERSHIP

(a)        Amount Beneficially Owned
           2,290,750
(b)        Percent of Class:
           13.2%
(c)        Number of shares as to which the person has:

           (i)      Sole power to vote or to direct the vote: 2,290,750

           (ii)     Shared power to vote or to direct the vote

           (iii)    Sole power to dispose or to direct the disposition of:
                    2,290,750

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CUSIP No. 12500B-10-5             Page 4 of 5


           (iv)     Shared power to dispose or to direct the disposition of



ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.  N/A


ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON
                  N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  N/A

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  N/A

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.
                  N/A

ITEM 10.          CERTIFICATION.
                  N/A

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                                       February 14, 2000

                                                       -------------------------
                                                       Date


                                                       /s/ Cheryl-Ann Mapp
                                                       -------------------------
                                                       Signature

                                                       Cheryl-Ann Mapp,
                                                       Assistant Vice President,
                                                       Trust Service


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